Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment Nos. 110 and 112 to the Registration Statement on Form N-1A of Fidelity Advisor Series II: Fidelity Advisor Mortgage Securities Fund and Fidelity Advisor Intermediate Bond Fund (to be renamed Fidelity Advisor Limited Term Bond Fund effective October 30, 2013) of our reports dated October 17, 2013 on the financial statements and financial highlights included in the August 31, 2013 Annual Reports to Shareholders of the above referenced funds which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts October 24, 2013